Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2014	2013	Change	2014	2013	Change
Income Account-
Retail Revenues-
Fuel	$1,141	$1,160	$(19)	$5,396	$4,990	$406
Non-Fuel	2,255	2,144	111	10,186	9,551	635
Wholesale Revenues	465	449	16	2,184	1,855	329
Other Electric Revenues	169	162	7	672	639	33
Non-regulated Operating Revenues	19	12	7	61	52	9
Total Revenues	4,049	3,927	122	18,499	17,087	1,412
Fuel and Purchased Power	1,398	1,388	10	6,677	5,971	706
Non-Fuel O & M	1,330	997	333	4,356	3,846	510
Depreciation and Amortization	424	479	(55)	1,939	1,901	38
Taxes Other Than Income Taxes	235	224	11	986	934	52
Estimated Loss on Kemper IGCC	70	40	30	868	1,180	(312)
Total Operating Expenses	3,457	3,128	329	14,826	13,832	994
Operating Income	592	799	(207)	3,673	3,255	418
Allowance for Equity Funds Used During Construction	63	51	12	245	190	55
Interest Income	5	5	—	19	19	—
Interest Expense, Net of Amounts Capitalized	217	196	21	840	824	16
Other Income (Expense), net	(28)	(36)	8	(62)	(81)	19
Income Taxes	98	192	(94)	987	849	138
Net Income	317	431	(114)	2,048	1,710	338
Dividends on Preferred and Preference Stock of Subsidiaries	17	17	—	68	66	2
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK	$300	$414	$(114)	$1,980	$1,644	$336

Notes
- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.